EXHIBIT 2.14 DESCRIPTION OF THE REGISTRANT’S SECURITIES The following is a summary description of the securities of Polestar Automotive Holding UK PLC, or the Company, which are represented by American Depositary Shares, or ADSs. This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Polestar Articles, a copy of which is filed as Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Report”). We encourage you to read the Polestar Articles and the applicable provisions of English law for additional information. Capitalized terms used herein and not otherwise defined have the meanings given them in the Report. DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION Set forth below is a summary of certain information concerning the Company’s share capital as well as a description of certain provisions of the Polestar Articles and relevant provisions of the Companies Act. The summary below contains only material information concerning the Company’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Polestar Articles and applicable English law. Further, please note that holders of ADSs (see section entitled “Description of American Depositary Shares”) will not be treated as one of the Company’s shareholders and will not have any shareholder rights. On September 15, 2021, the Company was incorporated under the laws of England and Wales as Polestar Automotive Holding UK Limited, with nominal assets and liabilities for the purpose of becoming the ultimate holding company for Polestar and consummating the Business Combination. The Company has re-registered as a public limited company under the laws of England and Wales with the name “Polestar Automotive Holding UK PLC” in connection with the Business Combination. The total number of shares of all classes of shares which the Company is authorized to issue is 6,861,249,349 shares, consisting of (a) 6,777,366,739 Class A Shares of nominal value USD 0.01 each and/or Class B Shares of nominal value USD 0.01 each, (b) 16,000,000 Class C-1 Shares of nominal value USD 0.10 each, (c) 9,000,000 Class C-2 Shares of nominal value USD 0.10 each and (d) 58,882,610 Volvo Cars Preference Subscription Shares of nominal value USD 10.00 each, and (e) 50,000 GBP Redeemable Preferred Shares of nominal value GBP 1.00 each (“GBP Redeemable Preferred Shares”). In addition, (a) Class A Shares and Deferred Shares of nominal value USD 0.01 each (“Deferred Shares”) may be created upon conversion of Class C-1 Shares, Class C-2 Shares and Volvo Cars Preference Subscription Shares, (b) Class A Shares may be created upon the conversion of Class B Shares, and (c) Class C-1 Shares may be created upon conversion of Class C-2 Shares, in each case, without any requirement for further authorization. As of April 17, 2026, the following securities were issued and outstanding: 4,315,958,119 Class A Shares, 29,892,575 Class B Shares, no Volvo Cars Preference Subscription Shares, 50,000 GBP Redeemable Preferred Shares, 20,499,965 Class C-1 Shares and 4,500,000 Class C-2 Shares. The Class A Shares, Class B Shares and Class C Shares are represented by Class A ADSs, Class B ADSs and Class C ADSs, respectively. Description of Company Share Capital and Polestar Articles Company Securities Dividend Rights Subject to the provisions of English law and any preferences that may apply to shares outstanding at the time, holders of outstanding Class A Shares, Class B Shares and Volvo Cars Preference Subscription Shares are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board may determine from time to time.

Any dividends (or other distribution) paid by the Company shall be applied among the holders of outstanding Class A Shares and Class B Shares pro rata to the number of such shares respectively held by them. For the avoidance of doubt, the Class C Shares, the GBP Redeemable Preferred Shares and the Deferred Shares shall not entitle their holders to participate in any dividends or other distributions. The Volvo Cars Preference Subscription Shares shall not entitle any holder to preferred dividends or accruals except that the holders of Volvo Cars Preference Subscription Shares shall participate in dividends or other distributions on the Class A Shares as if such Volvo Cars Preference Subscription Shares had been converted into Class A Shares in accordance with the Polestar Articles. The Board may deduct from any dividend in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to the shares of the Company. Sums so deducted can be used to pay amounts owing to the Company in respect of the shares. Any dividend unclaimed after a period of 12 years from the date such dividend was declared shall, if the Board so resolves, be forfeited and shall revert to the Company. In addition, the payment by the Board of any unclaimed dividend, interest or other sum payable on or in respect of shares into a separate account shall not constitute the Company as a trustee in respect thereof. For further information regarding the payment of dividends under English law, see “-Polestar Articles and English Law Considerations-Other English Law Considerations-Distributions & Dividends.” Voting Rights Each outstanding Class A Share is entitled to one vote on all matters submitted to a vote of shareholders. Each Class B Share is entitled to 10 votes on all matters submitted to a vote of shareholders. Each Class C Share is entitled to one vote on all matters submitted to a vote of shareholders. Volvo Cars Preference Subscription Shares, Deferred Shares and GBP Redeemable Preferred Shares carry no voting rights and do not entitle their holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company. Holders of Company securities shall have no cumulative voting rights. None of the Company’s shareholders will be entitled to vote at any general meeting or at any separate class meeting in respect of any share unless all calls or other sums payable in respect of that share have been paid. Preemptive Rights There are no rights of preemption under the Polestar Articles in respect of transfers of issued shares. In certain circumstances, Company shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares. These statutory preemption rights would require the Company to offer new equity securities (which includes ordinary shares but excludes most forms of preferred shares) for allotment to existing ordinary shareholders (including holders of Class A Shares and Class B Shares) on a pro rata basis before allotting them to other persons, unless shareholders dis-apply such rights by a special resolution for a period of not more than five years at a shareholders’ meeting. These preemption rights have been dis-applied in respect of certain Company securities and the Company intends to propose equivalent resolutions in the future once the initial period of dis-application has expired. In any circumstances where the preemption rights have not been dis-applied, the procedure for the exercise of such statutory preemption rights would be set out in the documentation by which such equity securities would be offered to Company shareholders. Conversion or Redemption Rights The Class A Shares and Deferred Shares are neither convertible nor redeemable, provided that the Board has the right to issue additional classes of shares in the Company (including redeemable shares) on such terms and conditions, and with such rights attached, as it may determine. Each Class B Share is convertible into one Class A Share at any time at the option of the holder of such Class B Share. The right to convert such Class B Shares into Class A Shares will be exercisable by the holder of the Class B Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Shares into Class A Shares. In no event shall Class A Shares be convertible into Class B Shares. Any conversion of a Class B Share into a Class A Share shall be effected by means of the re-designation of each relevant Class B Share as a Class A Share or by such other method as may be approved by the Board. Each Preference Share shall convert into one Class A Share (credited as fully paid) in the form of Class A ADS, provided that: (a) the maximum number of Class A Shares to be issued on conversion shall be the maximum number that can be issued so that Volvo Cars (alone or taken together with all other legal entities that, directly or indirectly, are controlled by Geely (“Geely Group”)) after such conversion holds, whether directly or indirectly through depositary shares and/or receipts, less than 50% of the aggregate voting rights attaching to the Shares; or (b) no conversion of a Preference Share shall occur in circumstances which would give rise to an obligation on Volvo or any member of the Geely Group to make a mandatory offer under any applicable law or regulation to acquire all of the Class A Shares not already held by Volvo or the Geely Group, save with the prior written consent of Volvo or a member of the Geely Group. Subject to the provisions of the Companies Act, Polestar shall be entitled, at any time, to serve notice on all or some of the holders of the GBP Redeemable Preferred Shares that it wishes to redeem all or some of the GBP Redeemable Preferred Shares in issue at that time on the date falling 14 days after service of such notice (or on such other date as may be agreed between Polestar and the holders of the relevant GBP Redeemable Preferred Shares). The conversion and redemption features of the Class C Shares are described below under “-Class C Shares.” Liquidation Rights On a return of assets on liquidation or otherwise, the assets of Polestar remaining after payment of its debts and liabilities and available for distribution to holders of Ordinary Shares, Class C Shares, Volvo Cars Preference Subscription Shares, Deferred Shares and GBP Redeemable Preferred Shares will be applied in the following manner and order of priority: a) first, to the holders of the Volvo Cars Preference Subscription Shares (pro rata and pari passu) an amount equal to the initial liquidation preference of $588,826,100 less the aggregate subscription price of any Volvo Cars Preference Subscription Shares that have been converted into Class A Shares; b) second, to the holders of the GBP Redeemable Preferred Shares an amount equal to the nominal value of such shares; c) third: •to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares respectively held by them up to an amount of $1 million per Ordinary Share; and •to the holders of the Class C Shares pari passu with Ordinary Shares on an as-converted basis less the conversion price of $11.50 per share (subject to relevant adjustments in the Polestar Articles) pro rata to the number of Class C Shares respectively held by them up to an amount of $1 million per Class C Share; d) fourth, to the holders of Deferred Shares an amount equal to the nominal value of the Deferred Shares; and e) fifth: •to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares respectively held by them; and •to the holders of the Class C Shares pari passu with Ordinary Shares on an as-converted basis less the conversion price of $11.50 per share (subject to relevant adjustments in the Polestar Articles), provided that if the amount which would be received by the holders of the Volvo Cars Preference Subscription Shares if all such shares had been converted in accordance with the Polestar Articles would be greater than pursuant to (a) above, the relevant Volvo Cars Preference Subscription Shares shall be deemed for the purposes of the relevant return of capital to be treated pari passu with the holders of Shares on an as-converted basis. Variation of Rights Subject to the Companies Act, the rights attached to any class of shares can be varied or abrogated either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the authority of a special resolution passed at a separate meeting of the holders of the relevant class of shares known as a class meeting. Capital Calls Subject to the Polestar Articles and the terms on which the Company shares are allotted, the Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to Polestar as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 clear days’ notice provided by the Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board. All of the Shares issued have been credited as fully paid and therefore are not subject to a capital call. Transfer of Shares Polestar’s share register will be maintained by its proposed registrar, Computershare Trust Company, N.A. Registration in this share register is determinative of share ownership. A shareholder who holds Polestar’s shares through DTC is not the holder of record of such shares. Instead, the depositary (for example, Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in Polestar’s official share register, as the depositary or other nominee will remain the record holder of such shares. The Board may, in its absolute discretion, decline to register a transfer (or renunciation of a renounceable letter of allotment): (a) of a share that is not fully paid; (b) of a share upon which the Company has a lien; (c) of a share that is not duly stamped (if required) or is duly certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty (if required); (d) if it is not delivered for registration to the registered office of the Company (or such other place as the Board may determine) accompanied by the certificate of the share to which it relates or such other evidence reasonably required by the directors to show the right of the transferor to make the transfer; (e) of a default share where the holder has failed to provide the required details to Polestar under “-Polestar Articles and English Law Considerations-Other English Law Considerations-Disclosure of Interest in Shares,” subject to certain exceptions; (f) in respect of more than one class of shares; or (g) where, in the case of a transfer to joint holders of a share, the number of joint holders to whom the share is to be transferred exceeds four. If the Board refuses to register a transfer of a share it shall notify the transferee of the refusal and the reasons for it within two months after the date on which the transfer was lodged with the Company or the instructions to the relevant system received.

Limitations on Ownership Under English law and the Polestar Articles, there are no limitations on the right of non-residents of the U.K. or owners who are not citizens of the U.K. to hold or, other than the holders of Volvo Cars Preference Subscription Shares, Deferred Shares or GBP Redeemable Preferred Shares which do no confer voting rights on the relevant holders, vote the Shares. Polestar Articles and English Law Considerations Directors Number The Polestar Articles provide that the number of directors of the Company shall be at least two and not more than fifteen, and that otherwise the number of directors shall be as determined by the Board from time to time. Directors may be appointed by any ordinary resolution of shareholders or by the Board, as described below under “- Appointment and Retirement of Directors.” Each director elected shall hold office until his or her successor is appointed or until his or her earlier resignation or removal in accordance with the Polestar Articles. Appointment and Retirement of Directors Subject to the requirements of the Polestar Articles, the Company may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the then-existing Board but the total number of directors shall not exceed fifteen. Subject to the requirements of the Polestar Articles, the Board also has power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the Board as then existing, but the total number of directors shall not exceed fifteen. On June 30, 2025, the Board adopted by special resolution the current Polestar Articles which provide that at each annual general meeting each director shall retire from office but shall be eligible for re-appointment by ordinary resolution of the Company at such annual general meeting and, in each case, where a director is so re- appointed, shall be entitled to serve until the following annual general meeting, at which such director shall again retire from office but shall be eligible for re-appointment. Powers of the Board The Polestar Articles provide that, subject to the Companies Act, the Polestar Articles, and to any directions given by special resolution of the Company, the business of the Company will be managed by the Board, which may exercise all the powers of the Company, whether relating to the management of the business or not. Additionally, under the Polestar Articles, subject to the provisions of the Companies Act and the requirements of the Polestar Articles, the Board may exercise all of the powers of the Company to: (a) borrow money; (b) indemnify and guarantee; (c) mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company; (d) create and issue debentures and other securities; and (e) give security either outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Indemnity of Directors

Under the Polestar Articles, and subject to the provisions of the Companies Act, each of the Company’s directors is entitled to be indemnified by the Company out of the assets of the Company against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. In addition, each member of the Board entered into a separate deed of indemnity with Polestar (which will also be subject to the provisions of the Companies Act). The Companies Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director. Shareholders’ Meetings Each year, the Company will hold an annual general meeting of shareholders in addition to any other meetings held in that year, and will specify the meeting as such in the notice convening it. The annual general meeting will be held at such time and place as the directors may appoint. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. The Polestar Articles provide that the necessary quorum at any general meeting of shareholders (or adjournment thereof) shall be at least two members that in aggregate hold at least 51% of the issued Company securities of the Company, present in person or by proxy and entitled to attend and to vote on the business to be transacted, at such meeting. Requisitioning Shareholder Meetings Subject to certain conditions being satisfied, under the Companies Act shareholders holding at least 5% of the paid-up capital of the Company carrying voting rights at general meetings can require the directors to call a general meeting and shareholders representing at least 5% of the total voting rights exercisable at an annual general meeting can require Polestar to give notice of a resolution to be proposed at that annual general meeting. Other English Law Considerations Mandatory Purchases and Acquisitions Pursuant to sections 979 to 982 of the Companies Act, where a takeover offer has been made for the Company and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the class of shares to which the offer relates, the offeror may give notice to the holder of any shares of that class to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the takeover offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner or if earlier, and the offer is not one to which the Takeover Code applies, within the period of six months beginning with the date of the offer. The squeeze out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to the Company, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer. If a takeover is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders of each class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders of the relevant class(es). Sell Out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of the Company’s shares or of any class or classes of the Company’s shares. A holder of voting shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of all the voting shares in the company (in the case of an offer for all of Polestar’s shares) or of all the shares of that class and (2) not less than 90% of the voting rights in the company (in the case of an offer for all of the Company’s shares) or of the voting rights carried by that class. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of the takeover offer or on such other terms as may be agreed. U.K. City Code on Takeovers and Mergers The majority of the Board resides outside of the U.K., the Channel Islands and the Isle of Man. Based upon the structure of the Board and management structure and Polestar’s intended plans for directors and management, for the purposes of the Takeover Code, the Company is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Accordingly, the Takeover Code is not expected to apply to the Company. It is possible that in the future circumstances, and in particular the Board Composition, could change which may cause the Takeover Code to apply to the Company. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in the Company’s shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of the Company’s shares; or (b) who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months. Disclosure of Interest in Company securities Section 793 of the Companies Act gives the Company the power to require persons whom the Company knows have, or whom the Company has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of the Company’s shares (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of the Company’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice may result in restrictions being imposed on the default shares under the Polestar Articles (including suspension of voting rights and withholding of dividends), depending on the level of the relevant shareholding, and sanctions being imposed against the holder of the default shares as provided within the Companies Act. Distributions & Dividends Under English law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital.

It is not sufficient that the Company, as a public limited company, has distributable profits for the purpose of making a distribution. An additional capital maintenance requirement is imposed on the Company to ensure that the net worth of the Company is at least equal to the amount of its capital. A public limited company can only make a distribution: (a) if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and (b) if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total. Purchase of Own Shares Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Subject to the foregoing, because the Nasdaq is not a “recognized investment exchange” under the Companies Act, the Company may purchase its fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of Company securities before the purchase takes place. Any authority will not be effective if any shareholder from whom the Company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire. Class C Shares Each thirty whole Class C Shares entitle the holder the right to acquire one Class A ADS at an exercise price of $345.00 per Class A ADS (subject to relevant adjustments in the Polestar Articles). A holder of Class C Shares may exercise its Class C Shares only for a whole number of Class A ADSs. This means that only thirty whole Class C Share may be exercised at any given time by a holder. No fractional Class C Shares will be issued. The Class C Shares will expire five years after the Business Combination Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. On July 12, 2022 the Company filed a statement for the registration, under the Securities Act, of the Class A ADSs issuable upon exercise of the Class C Shares. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Class C Shares in accordance with the provisions of the Class C Warrant Amendment and the Polestar Articles. Notwithstanding the above, if Class A ADSs are at the time of any exercise of a Class C Share not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Class C Shares who exercise their Class C Shares to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but Polestar will be required to use its best efforts to register or qualify the Class A ADSs under applicable blue sky laws to the extent an exemption is not available. Redemption of Class C Shares for cash. Once the Class C Shares become exercisable, the Company may call the Class C Shares for redemption (except as described herein with respect to Class C-2 Shares): •in whole and not in part; •at a price of $0.01 per Class C Share; •upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of a Class C Share; and

•if, and only if, the reported last sale price of the Class A ADS equals or exceeds $540.00 per Class A ADS for any 20 trading days within a 30-trading day period ending three business days before Polestar sends the notice of redemption to the holders of Class C Shares. The Company will not redeem the Class C Shares as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ADSs issuable upon exercise of the Class C Shares is effective and a current prospectus relating to those Class A ADSs is available throughout the 30 day redemption period, except if the Class C Shares may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Class C Shares become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Class C Share exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Company, each holder of Class C Shares will be entitled to exercise its Class C Shares prior to the scheduled redemption date. However, the price of the Class A ADSs may fall below the $540.00 per share redemption trigger price as well as the $345.00 per share (for whole Class A ADSs) Class C Shares exercise price after the redemption notice is issued. Redemption of Class C Shares for Class A ADSs. Commencing 90 days after the Class C Shares become exercisable, the Company may redeem the outstanding Class C Shares: •in whole and not in part; •at a price equal to a number of Class A ADSs to be determined by reference to the table below, based on the redemption date and the “fair market value” of Class A ADSs except as otherwise described below; •if, and only if, the Class C-2 Shares are also concurrently exchanged at the same price (equal to a number of Class A ADSs) as the outstanding Class C-1 Shares, as described above; •if, and only if, there is an effective registration statement covering the Class A ADSs issuable upon exercise of the Class C Shares and a current prospectus relating thereto is available throughout the 30-day period after written notice of redemption is given; •upon a minimum of 30 days’ prior written notice of redemption; and •if, and only if, the last reported sale price of Class A ADSs equals or exceeds $300.00 per Class A ADS (as adjusted per share splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the holders of Class C Shares. The numbers in the table below represent the “redemption prices,” or the number of Class A ADSs that a holder of Class C Shares will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of Class A ADSs on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Class C Shares, and the number of months that the corresponding redemption date precedes the expiration date of the Class C Shares, each as set forth in the table below. The Class A ADS prices set forth in the column headings of the table below have been adjusted for the reverse ratio change that occurred on December 9, 2025. The Class A ADS prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Class A ADSs issuable upon exercise of a Class C Share is adjusted as set forth in the first three paragraphs under the heading “-Anti-dilution adjustments” below. The adjusted Class A ADS prices in the column headings will equal the Class A ADS prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Class A ADSs deliverable upon exercise of a Class C Share immediately prior to such adjustment and the denominator of which is the number of Class A ADSs deliverable upon exercise of a Class C Share as so adjusted. The number of Class A ADSs in the table below shall be adjusted in the same manner and at the same time as the number of Class A ADSs issuable upon exercise of a Class C Share. Fair Market Value of Class A ADSs $300.00 $330.00 $360.00 $390.00 $420.00 $450.00 $480.00 $510.00 $540.00 Redemption Date (period to expiration of Class C Shares) 57 months 0.257 0.277 0.294 0.31 0.324 0.337 0.348 0.358 0.365 54 months 0.252 0.272 0.291 0.307 0.322 0.335 0.347 0.357 0.365 51 months 0.246 0.268 0.287 0.304 0.32 0.333 0.346 0.357 0.365 48 months 0.241 0.263 0.283 0.301 0.317 0.332 0.344 0.356 0.365 45 months 0.235 0.258 0.279 0.298 0.315 0.33 0.343 0.356 0.365 42 months 0.228 0.252 0.274 0.294 0.312 0.328 0.342 0.355 0.364 39 months 0.221 0.246 0.269 0.29 0.309 0.325 0.34 0.354 0.364 36 months 0.213 0.239 0.263 0.285 0.305 0.323 0.339 0.353 0.364 33 months 0.205 0.232 0.257 0.28 0.301 0.32 0.337 0.352 0.364 30 months 0.196 0.224 0.25 0.274 0.297 0.316 0.335 0.351 0.364 27 months 0.185 0.214 0.242 0.268 0.291 0.313 0.332 0.35 0.364 24 months 0.173 0.204 0.233 0.26 0.285 0.308 0.329 0.348 0.364 21 months 0.161 0.193 0.223 0.252 0.279 0.304 0.326 0.347 0.364 18 months 0.146 0.179 0.211 0.242 0.271 0.298 0.322 0.345 0.363 15 months 0.13 0.164 0.197 0.23 0.262 0.291 0.317 0.342 0.363 12 months 0.111 0.146 0.181 0.216 0.25 0.282 0.312 0.339 0.363 9 months 0.09 0.125 0.162 0.199 0.237 0.272 0.305 0.336 0.362 6 months 0.065 0.099 0.137 0.178 0.219 0.259 0.296 0.331 0.362 3 months 0.034 0.065 0.104 0.15 0.197 0.243 0.286 0.326 0.361 0 months - - 0.042 0.115 0.179 0.233 0.281 0.323 0.361

The “fair market value” of Class A ADSs shall mean the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Class C Shares. The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ADSs to be issued for each Class C Share redeemed will be determined by a straight-line interpolation between the number of Class A ADSs set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Class C Shares is $330.00 per Class A ADS, and at such time there are 57 months until the expiration of the Class C Shares, the Company may choose to, pursuant to this redemption feature, redeem the Class C Shares at a “redemption price” of 0.277 Class A ADSs for each thirty whole Class C Shares. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Class A ADSs for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Class C Shares is $405.00 per Class A ADS, and at such time there are 38 months until the expiration of the Class C Shares, the Company may choose to, pursuant to this redemption feature, redeem the Class C Shares at a “redemption price” of 0.298 Class A ADSs for each thirty whole Class C Shares. Finally, as reflected in the table above, the Company can redeem the Class C Shares for no consideration in the event that the Class C Shares are “out of the money” (i.e., the trading price of Class A ADSs is below the exercise price of thirty Class C Shares) and about to expire. Any Class C Shares held by the Company officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Class C Shares so redeemed (“fair market value” for such Class C-1 Shares held by the Company officers or directors being defined as the last reported sale price of the Class C-1 Shares on such redemption date). This redemption feature differs from typical warrant redemption features, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for Class A common stock exceeds $540.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Class C-1 Shares to be redeemed when the Class A ADSs are trading at or above $300.00 per Class A ADS, which may be at a time when the trading price of the Class A ADSs is below the exercise price of thirty of the Class C-1 Shares. The Company has established this redemption feature to provide the Class C- 1 Shares with an additional liquidity feature, which provides the Company with the flexibility to redeem the Class C-1 Shares for Class A ADSs, instead of cash, for “fair value” without the Class C-1 Shares having to reach the $540.00 per Class A ADS threshold set forth above under “-Redemption of Class C Shares for cash.” Holders of the Class C-1 Shares will, in effect, receive a number of Class A ADSs representing fair value for their Class C-1 Shares based on an option pricing model with a fixed volatility input. This redemption right provides the Company not only with an additional mechanism by which to redeem all of the outstanding Class C-1 Shares, in this case, for Class A ADSs, and therefore have certainty as to (i) the Company’s capital structure as the Class C-1 Shares would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Class C-1 Shares and available to the Company, and also provides a ceiling to the theoretical value of the Class C-1 Shares as it locks in the “redemption prices” the Company would pay to holders of Class C-1 Shares if Polestar chose to redeem Class C-1 Shares in this manner. The Company will effectively be required to pay fair value to holders of Class C-1 Shares if the Company chooses to exercise this redemption right and it will allow the Company to quickly proceed with a redemption of the Class C-1 Shares for Class A ADSs if the Company determines it is in the Company’s best interest to do so. As such, the Company would redeem the Class C-1 Shares in this manner when the Company believes it is in the Company’s best interest to update the Company’s capital structure to remove the Class C-1 Shares and pay fair value to the holders of Class C-1 Shares. In particular, it would allow the Company to quickly redeem the Class C-1 Shares for Class A ADSs, without having to negotiate a redemption price with the holders of Class C-1 Shares. In addition, the holders of Class C-1 Shares will have the ability to exercise the Class C Shares prior to redemption if they should choose to do so. As stated above, the Company can redeem the Class C-1 Shares when the Class A ADSs are trading at a price starting at $300.00 per share, which is below the exercise price of $345.00 per share, because it will provide certainty with respect to the Company’s capital structure and cash position while providing holders of Class C-1 Shares with fair value (in the form of Class A ADSs). If the Company chooses to redeem the Class C-1 Shares when the Class A ADSs are trading at a price below the exercise price of the Class C-1 Shares, this could result in the holders of Class C-1 Shares receiving fewer Class A ADSs than they would have received if they had chosen to wait to exercise their Class C-1 Shares for Class A ADSs if and when such Class A ADSs were trading at a price higher than the exercise price of $345.00 per share. No fractional Class A ADSs will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a Class A ADS, the Company will round down to the nearest whole number of the number of Class A ADSs to be issued to the holder. Redemption procedures and cashless exercise. If the Company calls the Class C-1 Shares for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Class C-1 Share to do so on a “cashless basis.” In determining whether to require all holders to exercise their Class C-1 Shares on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Class C-1 Shares that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Class A ADSs issuable upon the exercise of Class C-1 Shares. If the Company management takes advantage of this option, all holders of Class C-1 Shares would pay the exercise price by surrendering their Class C-1 Shares for that number of Class A ADSs equal to the quotient obtained by dividing (x) the product of the number of Class A ADSs underlying the Class C-1 Shares (being the number of Class C-1 Shares divided by thirty), multiplied by the difference between the exercise price of the Class C-1 Shares and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Class C-1 Shares. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ADSs to be received upon exercise of the Class C-1 Shares, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Class A ADSs to be issued and thereby lessen the dilutive effect of a Class C-1 Shares redemption. The Company believes this feature is an attractive option if the Company does not need the cash from the exercise of the Class C-1 Shares. If the Company calls Class C-1 Shares for redemption and the Company’s management does not take advantage of this option, the GGI Sponsor and its permitted transferees would still be entitled to exercise their Class C-2 Shares for cash or on a cashless basis using the same formula described above that other holders of Class C Shares would have been required to use had all holders of Class C Shares been required to exercise their Class C Shares on a cashless basis, as described in more detail below. A holder of a Class C-1 Share may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Class C-1 Shares, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the conversion agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ADSs outstanding immediately after giving effect to such exercise. Anti-dilution adjustments. If the number of outstanding Class A ADSs is increased by a stock dividend payable in Class A ADSs, or by a split-up of Class A ADSs or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A ADSs issuable on exercise of each Class C Share will be increased in proportion to such increase in the outstanding Class A ADSs. A rights offering to holders of Class A ADSs entitling holders to purchase Class A ADSs at a price less than the fair market value will be deemed a stock dividend of a number of Class A ADSs equal to the product of (i) the number of Class A ADSs actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ADSs) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ADS paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ADSs, in determining the price payable for Class A ADSs, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ADS as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A

ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if the Company, at any time while the Class C Shares are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A ADSs on account of such Class A ADSs (or other securities of Polestar capital stock into which the Class C Shares are convertible), other than (a) as described above and (b) certain ordinary cash dividends then the Class C Share exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ADS in respect of such event. If the number of outstanding Class A ADSs is decreased by a consolidation, combination, reverse stock split or reclassification of Class A ADSs or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A ADSs issuable on exercise of each Class C Share will be decreased in proportion to such decrease in outstanding Class A ADSs. Whenever the number of Class A ADSs purchasable upon the exercise of the Class C Shares is adjusted, as described above, the Class C Share exercise price will be adjusted by multiplying the Class C Share exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ADSs purchasable upon the exercise of the Class C Shares immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ADSs so purchasable immediately thereafter. In case of any reclassification or reorganization of the Class A ADSs (other than those described above or that solely affects the par value of Class A ADSs), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which Polestar is the continuing corporation and that does not result in any reclassification or reorganization of Class A ADSs), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Class C Shares will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Class C Shares and in lieu of Class A ADSs immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Class C Shares would have received if such holder had exercised their Class C Shares immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ADSs in such a transaction is payable in the form of Class A ADSs in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Class C Shares properly exercises the Class C Shares within 30 days following public disclosure of such transaction, the Class C Share exercise price will be reduced as specified in the Class C Warrant Amendment and the Polestar Articles based on the Black-Scholes value (as defined in the Class C Amendment) of the Class C Share. The Class C Shares will be issued in registered form under the Class C Warrant Amendment and the Polestar Articles. The Class C Warrant Amendment and the Polestar Articles provide that the terms of the Class C Shares may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Class C Warrant Amendment and the Polestar Articles to the description of the terms of the Class C Shares and the Class C Warrant Amendment and Polestar Articles set forth in the registration statement on Form F-4 filed by the Company in connection with the Business Combination, or defective provision, (ii) amending the provisions relating to cash dividends on Class A ADSs as contemplated by and in accordance with the Class C Warrant Amendment and Polestar Articles or (iii) adding or changing any provisions with respect to matters or questions arising under the Class C Warrant Amendment and Polestar Articles as the parties to the Class C Warrant Amendment may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Class C Shares; provided that the approval by the holders of at least 50% of the then-outstanding Class C-1 Shares is required to make any change that adversely affects the interests of the registered holders of the Class C-1 Shares. You should review a copy of the Class C Warrant Amendment and Polestar Articles, which have been filed as exhibits to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Class C Shares.

The Class C Shares may be exercised upon surrender of the Class C Share certificate on or prior to the expiration date at the offices of the conversion agent, with the exercise form on the reverse side of the Class C Share certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Polestar, for the number of Class C Shares being exercised. The holders of Class C Shares do not have the rights or privileges of holders of Class A ADSs and any voting rights until they exercise their Class C Shares and receive Class A ADSs. After the issuance of Class A ADSs upon exercise of the Class C Shares, each holder will be entitled to one vote for each Class A ADS held of record on all matters to be voted on by shareholders. Also see “Description Of American Depositary Shares-Conversion of Class C ADSs.” No fractional Class A ADSs will be issued upon exercise of the Class C Shares. If, upon exercise of the Class C Shares, a holder would be entitled to receive a fractional interest in a Class A ADS, the Company will, upon exercise, round down to the nearest whole number of Class A ADSs to be issued to the holders of Class C Shares. The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Class C Warrant Amendment, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, the Company notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Subject to certain exceptions, the Class C-2 Shares will not be redeemable by the Company so long as they are held by the GGI Sponsor or its permitted transferees. Otherwise, the Class C-2 Shares have terms and provisions that are identical to those of the other Class C Shares, including as to exercise price, exercisability and exercise period. If the Class C-2 Shares are held by holders other than the GGI Sponsor or its permitted transferees, the Class C-2 Shares will be redeemable by the Company and exercisable by the holders on the same basis as the other Class C Shares. If holders of the Class C-2 Shares elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Class C Shares for that number of Class A ADSs equal to the quotient obtained by dividing (x) the product of the number of Class A ADSs underlying the Class C Shares (being the number of Class C-2 Shares divided by thirty), multiplied by the difference between the exercise price of the Class C Shares and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ADSs for the 10 trading days ending on the third trading day prior to the date on which the notice of Class C Share exercise is sent to the conversion agent. Listing The Class A ADSs and Class C-1 ADSs are listed on Nasdaq under the symbols “PSNY” and “PSNYW,” respectively. DESCRIPTION OF AMERICAN DEPOSITARY SHARES ADSs Citibank, N.A. is the depositary for the Company’s American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts”

or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London). The Company appointed Citibank as depositary pursuant to three separate deposit agreements, one for the Class A ADSs representing the Class A Shares, one for the Class C-1 ADSs representing C-1 Shares and one for the Class C-2 ADSs representing the Class C-2 Shares (as applicable). The Company may refer to the Class A Shares, the Class C-1 Shares and the Class C-2 Shares as the “Shares” and any such reference is to the applicable Shares of the Class corresponding to the applicable ADSs. A draft copy of each of the deposit agreements for the Class C-1 ADSs and the Class C-2 ADSs is on file with the SEC under cover of Registration Statements on Form F-6. A copy of the deposit agreement for the Class A ADSs is on file with the SEC under cover of Registration Statement on Form F-6. You may obtain a copy of the deposit agreements and any amendments thereto from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-288991 (for the Deposit Agreement), Registration Number 333-267086 (for the Class A ADSs), 333-263480 (for the Class C-1 ADSs), and 333-263481 (for the Class C-2 ADSs), respectively, when retrieving such copy. The Company is providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. Any reference herein to “deposit agreement” is to the deposit agreement for the applicable ADSs, that is: the Class A Share deposit agreement governs the Class A ADSs representing the Class A Shares, the Class C-1 Share deposit agreement governs the Class C-1 ADSs representing the Class C-1 Shares and the Class C-2 Share deposit agreement governs the Class C-2 ADSs representing the Class C-2 Shares. As such, holders of ADSs representing one class of shares of Polestar have no rights or obligations under the deposit agreement for any other class of shares of Polestar. The Company urges you to review the applicable deposit agreements in their entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreements. Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, thirty Class A Shares (in the case of a Class A ADS), or thirty Class C-1 Shares (in the case of a Class C-1 ADS), thirty Class C- 2 Shares (in the case of a Class C-2 ADS), or thirty Class B shares (in the case of a Class B ADS), on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The Company and the depositary may agree to change the ADS-to-Share ratio by amending the applicable deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of the applicable ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the applicable ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the applicable deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement. If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement for your ADSs, and the ADR evidencing your ADSs specify the Company’s rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of the Class A Shares or Class C Shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States. In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, the Company or any of its or its respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations. As an owner of ADSs, the Company will not treat you as one of its shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the Class A Shares or Class C Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A Shares or Class C Shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, this section will refer to you as the “holder.” The references to “you” assume the reader owns ADSs and will own ADSs at the relevant time. The registration of the Class A Shares and the Class C Shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable Class A Shares and the Class C Shares with the beneficial ownership rights and interests in such Class A Shares and the Class C Shares being at all times vested with the beneficial owners of the ADSs representing the applicable Class A Shares and the Class C Shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all corresponding deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property. The Class A Shares or Class C Shares, the transfer of which is restricted due to contractual or regulatory limitations and commonly referred to as “Restricted Shares,” are eligible for deposit under the deposit agreements only in limited circumstances described under the section entitled “-Restricted ADSs,” below. Dividends and Distributions As a holder of ADSs, you generally have the right to receive the distributions the Company makes on the corresponding securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash Whenever the Company makes a cash distribution for the securities on deposit with the custodian, the Company will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of the applicable ADSs, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit. The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States. Distributions of Class A Shares or Class C Shares Whenever the Company makes a free distribution of Class A Shares or Class C Shares for the securities on deposit with the custodian, the Company will deposit the applicable number of Class A Shares or Class C Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to the applicable holders new ADSs representing the Class A Shares or Class C Shares deposited or modify the ADS-to- Share ratio, in which case each ADS you hold will represent rights and interests in the additional Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution. The distribution of new ADSs or the modification of the ADS-to-Share ratio upon a distribution of Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A Shares or Class C Shares so distributed. No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the Class A Shares or Class C Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash. Distributions of Rights Whenever the Company intends to distribute rights to subscribe for additional Class A Shares or Class C Shares, the Company will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to the applicable holders. The depositary will establish procedures to distribute rights to subscribe for additional ADSs to the applicable holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to the applicable holders of ADSs, and if the Company provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A Shares or Class C Shares other than in the form of ADSs. The depositary will not distribute the rights to you if:

•the Company does not timely request that the rights be distributed to you or the Company requests that the rights not be distributed to you; •the Company fails to deliver satisfactory documents to the depositary; or •it is not reasonably practicable to distribute the rights. The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to the applicable holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse. Elective Distributions Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional Class A Shares or Class C Shares, the Company will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to you. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable. The depositary will make the election available to you only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement. If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement. Other Distributions Whenever the Company intends to distribute property other than cash, Class A Shares or Class C Shares or rights to subscribe for additional Class A Shares or Class C Shares, the Company will notify the depositary in advance and will indicate whether it wishes such distribution to be made to you. If so, the Company will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable. If it is reasonably practicable to distribute such property to you and if the Company provides to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the applicable holders in a manner it deems practicable. The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the applicable deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received. The depositary will not distribute the property to you and will sell the property if: •the Company does not request that the property be distributed to you or if the Company requests that the property not be distributed to you; •the Company does not deliver satisfactory documents to the depositary; or •the depositary determines that all or a portion of the distribution to you is not reasonably practicable. The proceeds of such a sale will be distributed to holders as in the case of a cash distribution. Redemption and, with respect to Class C Shares, Mandatory Conversion

Whenever the Company decides to exercise its right of redemption and/or, with respect to the Class C Shares, mandatory conversion, of any of the securities on deposit with the custodian, the Company will notify the depositary in advance. If it is practicable and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption and/or, with respect to the Class C Shares, mandatory conversion to the applicable holders. The custodian will be instructed to surrender the deposited securities being redeemed and/or, with respect to the Class C Shares, mandatorily converted against payment of the applicable redemption and/or, with respect to the Class C Shares, mandatory conversion price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption and/or, with respect to the Class C Shares, mandatory conversion upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption and/or, with respect to the Class C Shares, mandatory conversion of your ADSs. If less than all ADSs are being redeemed and/or, with respect to the Class C Shares, mandatorily converted, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine. Changes affecting Class A Shares or Class C Shares The Class A Shares or Class C Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A Shares or Class C Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company. If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A Shares or Class C Shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the applicable deposit agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Class A Shares or Class C Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution. Issuance of ADSs upon Deposit of Class A Shares or Class C Shares Upon completion of the Business Combination, the Class A Shares or Class C Shares being offered in connection with the Business Combination were deposited by the Company with the custodian. Upon receipt of confirmation of such deposit, the depositary issued ADSs representing the deposited Class A Shares or Class C Shares to the order of Computershare Inc., a Delaware corporation and Computershare Trust Company, N.A., a federally chartered trust company, in their capacities as transfer agent and exchange agent for the Business Combination for the distribution to the holders of GGI Common Stock and GGI Warrants entitled thereto. The depositary may create ADSs on your behalf if you or your broker deposit Class A Shares or Class C Shares with the custodian. The depositary will deliver the corresponding ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A Shares or Class C Shares to the custodian. Your ability to deposit Class A Shares or Class C Shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit. The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers. When you make a deposit of Class A Shares or Class C Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•The Class A Shares or Class C Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained. •All preemptive (and similar) rights, if any, with respect to such Class A Shares or Class C Shares have been validly waived or exercised. •You are duly authorized to deposit the Class A Shares or Class C Shares. •The Class A Shares or Class C Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (except as contemplated below and in the applicable deposit agreement). •The Class A Shares or Class C Shares presented for deposit have not been stripped of any rights or entitlements. If any of the representations or warranties are incorrect in any way, the Company and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations. Transfer, Combination and Split Up of ADRs As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must: •ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer; •provide such proof of identity and genuineness of signatures as the depositary deems appropriate; •provide any transfer stamps required by the State of New York or the United States; and •pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs. To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs. Withdrawal of Class A Shares or Class C Shares Upon Cancellation of ADSs As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying Class A Shares or Class C Shares at the custodian’s offices. Your ability to withdraw the Class A Shares or Class C Shares held in respect of the ADSs may be limited by U.S. and English legal considerations applicable at the time of withdrawal. In order to withdraw the Class A Shares or Class C Shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A Shares or Class C Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A Shares or Class C Shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for: •Temporary delays that may arise because (i) the transfer books for the Class A Shares or Class C Shares or ADSs are closed, or (ii) the Class A Shares or Class C Shares are immobilized on account of a shareholders’ meeting or a payment of dividends. •Obligations to pay fees, taxes and similar charges. •Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit. The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law. Voting Rights As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A Shares or Class C Shares represented by your ADSs. The voting rights of holders of Class A Shares or Class C Shares are described in “Description of Share Capital and Articles of Association- Description of Company Share Capital and Polestar Articles-Company Securities-Voting Rights.” At the Company’s request, the depositary will distribute to you any notice of shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request. If the depositary timely receives voting instructions from a holder of ADSs as of a specified record date, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from the holders of ADSs. Deposited securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted (except as otherwise contemplated in the deposit agreement). If the depositary timely receives voting instructions from a holder which fail to specify the manner in which the depositary is to vote the deposited securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. The Company cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Amendments and Termination The Company may agree with the depositary to modify the deposit agreement at any time without your consent. The Company undertake to give holders of the applicable ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. The Company will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, the Company may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law. You will be bound by the modifications to the deposit agreement for your ADSs if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A Shares or Class C Shares represented by your ADSs (except as permitted by law).

The Company has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders of ADSs issued under that deposit agreement at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected. After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit under the terminated deposit agreement. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the applicable holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the applicable holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses). In connection with any termination of the deposit agreement, the depositary may make available to owners of ADSs a means to withdraw the Class A Shares or Class C Shares represented by ADSs and to direct the depositary of such Class A Shares or Class C Shares into an unsponsored American depositary share program established by the depositary. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees. Books of Depositary The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement. The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law. Transmission of Notices, Reports and Proxy Soliciting Material The depositary will make available for your inspection at its office all communications that it receives from the Company as a holder of deposited securities that the Company make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if the Company asks it to do so. Limitations on Obligations and Liabilities The deposit agreement limits the Company’s obligations and the depositary’s obligations to you. Please note the following: •The Company and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. •The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement. •The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on the Company’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A Shares or Class C Shares, for the validity or worth of the Class A Shares or Class C Shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of the Company’s notices or for the Company’s failure to give notice or for any act or omission of or information provided by DTC or any DTC participant. •The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary. •The Company and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement. •The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provision of any provision of the Company’s articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control. •The Company and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the Company’s articles of association or in any provisions of or governing the securities on deposit. •The Company and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting securities for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of the Company in good faith to be competent to give such advice or information. •The Company and the depositary also disclaim liability for the inability by a holder or beneficial holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A Shares or Class C Shares but is not, under the terms of the deposit agreement, made available to you. •The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties. •The Company and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement. •The Company and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account. •No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement. •Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among the Company, the depositary and you as ADS holder. •Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to the Company or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to the Company or to the ADS owners, or to account for any payment received as part of those transactions. Taxes You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. The Company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due. The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify the Company, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you. Foreign Currency Conversion The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion: •Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the applicable holders for whom the conversion and distribution is lawful and practical. •Distribute the foreign currency to the applicable holders for whom the distribution is lawful and practical. •Hold the foreign currency (without liability for interest) for the applicable holders. Governing Law/Waiver of Jury Trial The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A Shares or Class C Shares (including Class A Shares or Class C Shares represented by ADSs) are governed by the laws of England and Wales. As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the depositary, may only be instituted in a state or federal court in the city of New York. AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST THE COMPANY AND/ OR THE DEPOSITARY. The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against the Company or the depositary arising out of or relating to the Class A Shares or Class C Shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If the Company or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived the Company’s or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. Restricted ADSs

In order to enable the deposit of Class A Shares or Class C Shares, the transfer of which is restricted due to contractual or regulatory limitations, commonly referred to as “Restricted Shares,” the Company and the depositary have agreed, by means of letter agreements, to create restricted series of American depositary shares referred to as “Restricted ADSs” or “RADSs,” in accordance with the terms of the deposit agreements. The RADS letter agreements supplement the deposit agreements. Forms of the RADS letter agreements are on file with the SEC under cover of the applicable Registration Statements on Form F-6. You may obtain a copy of the RADS letter agreements from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the depositary. The Restricted ADSs differ from the freely transferable ADSs in certain respects. These differences include the following: •Listing: The Restricted ADSs are not listed on any securities exchange or trading system in the United States. •CUSIP Number: The CUSIP number for the Restricted ADSs is different from the CUSIP number for the freely transferable ADSs. •Transfer Restrictions: The Restricted ADSs may, after issuance, be sold or otherwise transferred only on the terms described below. •Legend: The Restricted ADSs will be subject to a transfer legend substantially in the form of all or some of the following: “THE RESTRICTED ADSs AND THE RESTRICTED SHARES REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION. THE RESTRICTED ADSs MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR DELIVERED EXCEPT (A) TO A PERSON OTHER THAN A U.S. PERSON (WITHIN THE MEANING GIVEN TO SUCH TERM IN REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER, (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THE APPLICABLE SALE, PLEDGE, TRANSFER AND DELIVERY, AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. THE COMPANY AND THE DEPOSITARY SHALL BE ENTITLED TO RECEIVE FROM THE HOLDER OF THE RESTRICTED ADSs SEEKING TO SELL, PLEDGE OR OTHERWISE TRANSFER OR DELIVER THE RESTRICTED ADSs EVIDENCE SATISFACTORY TO THE DEPOSITARY AND THE COMPANY THAT THE TRANSFER RESTRICTIONS APPLICABLE TO THE RESTRICTED ADSs HAVE BEEN OR ARE BEING SATISFIED (WHICH MAY INCLUDE AN OPINION OF QUALIFIED COUNSEL). The ADSs issued upon conversion of convertible RADSs may be issued in the form of RADSs unless the conversion (x) is registered under the Securities Act and the ADSs are held by a person who is not an affiliate of Polestar and (y) is exempt from registration under the Securities Act and the ADSs are held by a person who is not an affiliate of Polestar. •Segregation of Shares: Restricted Shares deposited with the custodian with respect to Restricted ADSs shall be held separate and distinct from the deposited securities held under the applicable deposit agreement. •Lack of Fungibility: The Restricted ADSs are not currently fungible with the freely transferable ADSs issued and outstanding under the applicable deposit agreement. The Restricted ADSs will not be fungible with the freely transferable ADSs outstanding under the applicable deposit agreement as long as the Restricted ADSs and the Restricted Shares represented thereby are “restricted securities” under the Securities Act or are otherwise subject to restrictions on transfer.

•Withdrawal: The holders of Restricted ADSs will be able to request the withdrawal of the Restricted Shares represented by their Restricted ADSs only upon delivery to the depositary of (i) the applicable RADSs, all documentation contemplated in the applicable deposit agreement and the applicable RADS letter agreement and payment of all applicable fees and expenses of the depositary, and (ii) a certification to the effect, inter alia, that either (x) the holder will be the owner of the Restricted Shares being withdrawn and undertakes not to deposit the Restricted Shares under the applicable deposit agreement and to transfer such Restricted Shares only in a transaction meeting the requirements of the legend set forth above or (y) the holder has sold the Restricted Shares in a transaction meeting the requirements of Regulation S under the Securities Act and will make delivery of the Restricted Shares outside the U.S. •Book-Entry Settlement: The Restricted ADSs are not expected to be eligible for inclusion in any book-entry settlement system, including, without limitation, the book-entry settlement system maintained by DTC. •Conversion of RADSs into ADSs: Once the applicable transfer restrictions expire or if the transaction is covered by an effective resale registration statement, the RADSs may be exchangeable into freely transferable ADSs upon delivery of the RADSs to the depositary for exchange into freely transferable ADSs together with applicable supporting documents, legal opinions and depositary fees and taxes. Conversion of Class C ADSs Holders of Class C ADSs representing the Class C Shares may convert the Class C ADSs into Class A ADSs representing the Class A Shares on any New York and UK business day at any time commencing 30 days after the completion of the Business Combination, subject in each case to the terms and conditions of the applicable the Class C Shares (see “Description of Share Capital and Articles of Association-Class C Shares”) and the deposit agreement. The Class C Shares will only be accepted for conversion in multiples of one. Any holder of Class C ADSs wishing to convert the Class C Shares represented by their Class C ADSs into Class A ADSs will need to take the following actions: •deliver the applicable Class C ADSs to the depositary, or one of its agents, together with instructions to cancel such Class C ADSs and to deliver the corresponding Class C Shares for conversion into Class A Shares in the form of Class A ADSs and pay to the applicable conversion agent the applicable ADS fees; and •deliver to Citibank, N.A., as conversion agent and the depositary, a duly completed ADS / Class C Share conversion form together with the applicable conversion price (in U.S. Dollars) and applicable taxes. Holders of Class C ADSs who duly convert the Class C Shares represented by their Class C ADSs will receive the Class A Shares represented by Class A ADSs, subject in each case to the terms of the Class C Shares in the Polestar Articles and the applicable deposit agreement. A holder who converts the Class C Shares represented by their Class C ADSs will become the owner of the Class A Shares only upon receipt by as the applicable conversion agent, of (i) the requisite Class C Shares (upon cancellation of Class C ADSs), (ii) the duly completed conversion form, and (iii) the applicable conversion price and taxes. The form conversion instructions to be delivered to the applicable conversion agent, may be obtained from the depositary. If the Company suspends the right to convert the Class C Shares at any time, the Company will give notice thereof to the depositary setting forth the term and reason for such suspension. Upon receipt of such notice, the depositary shall give notice thereof to the holders of Class C ADSs and shall refuse during the period of such suspension to accept instructions to cancel Class C ADSs for the purpose of converting Class C Shares. Mandatory Conversion of Class C Shares Whenever the Company decides to exercise its right to convert the Class C Shares in connection with a mandatory conversion, the Company will notify the depositary. If it is reasonably practicable and if the Company provides all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the mandatory conversion to the holders of Class C Shares. The custodian will be instructed to surrender the Class C Shares that are being mandatorily converted against payment of the applicable mandatory conversion price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the mandatory conversion upon surrender of their Class C ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the mandatory conversion of your Class C Shares. If less than all Class C ADSs are being mandatorily converted, the Class C ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.